                                                                   Exhibit 99.1


[OptiCare Health Systems, Inc. Logo}                    [Vision Twenty-One Logo]


Contact:

Steven L. Ditman                                       Bruce S. Maller
Executive Vice President and                           Chairman
Chief Financial Officer                                Vision Twenty-One, Inc.
OptiCare Health Systems, Inc.                          (727) 545-4300
(203) 596-2236
                                                       Theodore N. Gillette
Investor Relations:                                    Chief Executive Officer
Robert P. Jones/Ephie Bernstein/Dory Lombardo          Vision Twenty-One, Inc.
Media: Stacey Nield                                    (727) 545-4300
Morgen-Walke Associates
(212) 850-5600


           OPTICARE HEALTH SYSTEMS, INC. TO ACQUIRE VISION TWENTY-ONE


         Waterbury, CT, February 10, 2000 - OptiCare Health Systems, Inc. (AMEX: OPT) and Vision Twenty-One (NASDAQ: EYES) announced today that they have entered into a definitive merger agreement. The transaction provides for 6 million shares of OptiCare common stock to be issued to shareholders of Vision Twenty-One and the assumption of approximately $60 million of Vision Twenty-One's outstanding debt. The merger will combine the companies' laser vision correction and managed eye care businesses, creating leadership positions in both market segments. The merger agreement also calls for Vision Twenty-One to continue to divest certain of its other operating businesses prior to closing.

         Dean J. Yimoyines, M.D. Chairman and CEO of OptiCare said, "This combination puts OptiCare in a leading position for the delivery and management of eye care services, particularly for laser vision correction and managed eye care. Vision Twenty-One's laser vision correction business provides strong operating and market synergies with OptiCare's growing laser vision operations and the combination adds significant scale to our high growth managed care business. Following the closing of this transaction, OptiCare will have over 10 million managed eye care lives and a national provider panel of approximately 11,000 practicing ophthalmologists and optometrists, providing OptiCare a unique platform to accelerate the growth of our laser vision correction and ambulatory surgery segments."

                                     -more-

Page: 2

         Dr. Yimoyines continued, "From an investor standpoint, the combination will provide us with the critical mass to leverage our systems' infrastructure and to be a significant participant in the growing eye care industry."

         Bruce S. Maller, Chairman of the Board of Vision Twenty-One commented, "We have previously announced our intention to explore strategic alternatives for our company. We're very pleased to be able to announce this combination with OptiCare, which we believe is the best strategic and financial outcome for our shareholders. By combining with OptiCare, our investments in laser vision correction services and managed care will continue to prosper. I look forward to a continuing role in supporting the growth of the refractive business and helping OptiCare implement its strategic initiatives."

         Under the terms of a definitive merger agreement, approved by unanimous vote at meetings of each companies' boards of directors, Vision Twenty-One stock will be converted to OptiCare stock at an initial exchange ratio of .402 shares of OptiCare stock for each share of Vision Twenty-One. The final exchange ratio will be calculated prior to closing in part on the basis of a subsequent Vision Twenty-One balance sheet determination. Following the closing of the merger, OptiCare is anticipated to have annual net revenues in excess of $200 million.

         The merger will be effected on a tax free basis to shareholders and will be a purchase accounting transaction. The transaction is subject to certain closing conditions, including regulatory approvals, the approval of OptiCare and Vision Twenty-One shareholders, and the restructuring of certain debt obligations of OptiCare and Vision Twenty-One, as well as a financing to provide not less than $30 million of equity or mezzanine capital. The Company has engaged the services of J.P. Morgan Securities Inc. and Legg Mason Wood Walker, Inc. as co-agents to raise capital in connection with the merger. Legg Mason has also delivered a fairness opinion to OptiCare on this transaction. Paine Webber, Inc. has delivered a fairness opinion to Vision Twenty-One and acted as its financial advisor on the transaction.

         OptiCare Health Systems, Inc. is an integrated eye care services company focused on providing laser vision correction, managed care, and professional eye care services. It currently owns, operates, and develops laser and ambulatory surgery centers and provides systems, including Internet-based software solutions to eye care professionals. Vision Twenty-One is a vision care company focused on the development of refractive eye laser and surgery centers, and managed care services. Vision Twenty-One is headquartered in Largo, Florida.

         The Shareholders of the respective companies are advised to carefully read the proxy statement, once it becomes available, which will be mailed to them in the future, prior to forming their decision on whether to vote in favor of the transaction. Additionally, once the proxy is available, shareholders may be able to obtain the proxy statement and any other relevant documents at no charge at the Securities and Exchange web site located at www.sec.gov or by requesting the same from the respective companies.

         Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. OptiCare Health Systems' and Vision Twenty-One's actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, regulatory changes, risks related to the eye care industry, the Company's ability to successfully integrate acquired businesses, finance and profitably operate its operations, and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in OptiCare Health Systems' and Vision Twenty-One's filings with the Securities and Exchange Commission.

                                      ###